Exhibit 10.1

LEASE

BY AND BETWEEN

BROADWAY HAMPSHIRE ASSOCIATES LIMITED PARTNERSHIP

AND

RADIUS HEALTH, INC.

201 BROADWAY

CAMBRIDGE, MASSACHUSETTS

List of Exhibits

Exhibit “A” – Demised Premises

Exhibit “B” – Work Letter

Exhibit “C” – Cleaning Specifications

LEASE

BY AND BETWEEN

BROADWAY HAMPSHIRE ASSOCIATES LIMITED PARTNERSHIP

AND

RADIUS HEALTH, INC.

201 BROADWAY

CAMBRIDGE, MASSACHUSETTS

LEASE by and between BROADWAY HAMPSHIRE ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership, having a usual place of business at c/o Davis Management Company, LLC, One Appleton Street, Boston, MA 02116 (hereinafter called “Lessor”), and RADIUS HEALTH, INC., a Delaware corporation, having an office and usual place of business at 201 Broadway, 6th Floor, Cambridge, Massachusetts 02139 (hereinafter called “Lessee”).

ARTICLE 1

Demised Premises - Term of Lease

Section 1.01.  Upon and subject to the conditions and limitations hereinafter set forth, Lessor does hereby lease and demise unto Lessee a portion of the approximately 119,185 rentable square foot building (“Building”) located at, known as and numbered 201 Broadway, Cambridge, Massachusetts 02139 (the “Premises”) containing approximately 5,672 square feet of rentable area on the 6th floor of the Building, as more particularly shown on the plan attached hereto and labeled Exhibit “A” (the “Demised Premises”) together with the right to use, in common with others entitled thereto, driveways, walkways, hallways, stairways and passenger elevators convenient for access to the Demised Premises and lavatories nearest thereto.  Loading docks and areas and freight elevators may be used by Lessee in common with other lessees entitled to the use thereof subject to the rules and regulations established from time to time by Lessor.

Section 1.02.  The term (the “Term”) of this Lease shall commence on August 1, 2011 (the “Term Commencement Date”), subject to the provisions of the immediately following paragraph, and the Term shall expire on July 31, 2014, unless this Lease is sooner terminated as hereinafter provided.

Lessor and Lessee agree and acknowledge that as of the date hereof Lessee is in possession of the Demised Premises pursuant to a valid sublease agreement between Lessee and Lessee’s sublessor expiring on July 31, 2011.  In the event that such sublease or the certain lease agreement between Lessor and Lessee’s sublessor is terminated prior to July 31, 2011, Lessee’s possession and occupancy of the Demised Premises shall, at Lessor’s option, be under all of the terms, covenants, conditions and provisions of this Lease, including, without limitation, the payment of Base Rent and Additional Rent, and Lessor and Lessee shall execute a document identifying the exact Term Commencement Date and Term expiration date.  Notwithstanding anything to the contrary in the foregoing, Lessee shall not be liable to Lessor for any amounts owed to Lessor by Lessee’s sublessor, if any, pursuant to the lease agreement between Lessor and said sublessor.

THIS LEASE IS MADE UPON THE FOLLOWING COVENANTS, AGREEMENTS, TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS, ALL OF WHICH LESSEE COVENANTS AND AGREES TO PERFORM AND COMPLY WITH, EXCEPTING ONLY THE COVENANTS OF LESSOR:

ARTICLE 2

Rent

Section 2.01.  Lessee covenants and agrees to pay to Lessor minimum rent (“Base Rent”) for the Demised Premises at the following rates, payable in advance on the first day of each month in equal monthly installments, as hereinafter set forth, commencing on the Term Commencement Date:

Period	Annual Base Rent Rate	Monthly Base Rent Rate
Lease Year 1	$181,504.00	$15,125.33
Lease Year 2	$187,176.00	$15,598.00
Lease Year 3	$192,848.00	$16,070.67

As used herein, the term “Lease Year” shall mean each consecutive twelve (12) month period, beginning on the Term Commencement Date.  Rent for any partial month shall be prorated and paid on the first of that month.  All monthly payments are due and payable in advance on the first day of each calendar month, without demand, deduction, counterclaim or setoff, except as specifically provided herein.  Lessee agrees to pay to Lessor on the date hereof, rent for the first full month of the term of the Lease.

Section 2.02.  Lessee’s pro-rata share (the “Pro-Rata Share”) for the purposes of this Lease shall be 4.759%

Lessee shall pay Lessor as additional rent (“Additional Rent”) Lessee’s Pro-Rata Share of any increases in:  (i) real estate taxes and other municipal or public assessments (excluding assessments for water and sewer which shall be paid by Lessee pursuant to Section 3.01 hereof) levied against the Premises and Building, for each year during the Term of this Lease to the extent such sums are in excess of the amount paid for those items for the fiscal year 2012 for the City of Cambridge (July 1, 2011 — June 30, 2012), currently estimated at $511,848.00 per annum; and (ii) operating expenses (as hereafter defined) for the Premises and Building, for each year during the Term of this Lease to the extent such sums are in excess of the amount paid for those items for the calendar year 2011, currently estimated at $976,907.00 per annum.  The foregoing estimated amounts are for informational purposes only with respect to such charges as of the date hereof and shall not impact Lessor’s right to charge Lessee for its Pro-Rata Share of such charges as they may increase from time to time. For the purpose of this Section, “operating expenses” shall include all costs incurred by Lessor in connection with the operation of the Building and the Premises of any name, nature or kind, excluding (a) expenses of renting space to prospective tenants in the Building, including advertising, promotional expenses, brokerage commissions, legal fees, and architectural, design and construction fees related thereto, (b) Lessor’s interest and principal payments on mortgages on the Premises or refinancing any mortgages on the Premises, (c) income or corporate excise taxes assessed against Lessor, (d) rent paid by Lessor under any ground lease, (e) costs of correcting defects in the design or construction of the Building and improvements or costs of repairs necessitated by Lessor’s negligence or willful misconduct, (f) costs for which Lessor is reimbursed (other than by tenants’ payments of their proportionate shares of operating costs), including, without being limited to, by payment under warranty, receipt of insurance proceeds, or vendor rebate or refund, to the extent of such reimbursements, (g) costs of litigation or other dispute resolution to which Lessor is a party, including, without limitation, attorneys’ fees, accounting and expert fees, (h) costs and expenses, including fines, penalties and interest, arising from Lessor’s violation of any applicable law, environmental law, rule or regulation of any governmental authority, (i) costs incurred which will benefit only a specific tenant, (j) costs of acquiring, insuring, maintaining or storing any artwork or sculpture, (k) political or charitable contributions, (l) amounts for which Lessee is responsible pursuant to Section 3.01 hereof, (m) [reserved], (n) executive salaries, expenses, fringe benefits and other compensation for executives above the level of property manager, (o) capital repairs and improvements not falling within the definition of “Capital Expenditures”, below, and (p) management fees in excess of market rates.  Without limiting the foregoing, operating expenses shall include the cost of capital items, amortized over the useful life of such capital items with interest at 12% per annum, incurred with respect to the ownership and operation of the Premises by Lessor in order to:  (i) reduce (or avoid an increase in) operation or maintenance expenses with respect to the Premises, (ii) comply with laws, regulations or orders of any governmental or quasi-governmental authority, agency or department which were enacted, amended or became effective after the date hereof, or (iii) comply with the requirements of Lessor’s insurers (collectively, “Capital Expenditures”).

If, during any year for which operating expenses are being computed, less than all of the Building is occupied by lessees, or if Lessor is not supplying all tenants with the services being supplied hereunder, operating expenses shall be reasonably estimated and extrapolated by Lessor to determine the operating expenses that would have been incurred if the Building were fully occupied for such year and such services were being supplied to all lessees, and such estimated and extrapolated amount shall be deemed to be operating expenses for such period.  Such gross up adjustments shall be made by Lessor by including estimated costs for the additional services being provided by Lessor under this Lease and by increasing those costs included in the operating expenses which, in accordance with industry standards, vary based upon the level of occupancy of the Building.

The Additional Rent computed under this Section 2.02 shall be prorated for any partial year at commencement or termination of this Lease.  The Lessee shall pay to Lessor such Additional Rent within fifteen (15) days after written notice from Lessor to Lessee that it is due. Upon the request of Lessor, Lessee shall make monthly payments of Additional Rent on the first of each month, concurrent with its payment of Base Rent, equal to one-twelfth (1/12) of the amount of such Additional Rent last paid by Lessee or as reasonably projected by Lessor to be due from Lessee, with a final accounting and payment for each tax and operating period to be made within thirty (30) days after written notice from Lessor of the exact amount of such Additional Rent.

In the event taxes on the Demised Premises, based upon which Lessee shall have paid Additional Rent, are subsequently reduced or abated, Lessee shall be entitled to receive a rebate of Lessee’s Pro-Rata Share of the amount abated (Lessor shall endeavor to provide the same within thirty (30) days after such abatement, including after the expiration of the Lease), provided that the amount of the rebate allocable to Lessee shall in no event exceed the amount of Additional Rent paid by Lessee for such fiscal year on account of real estate taxes under this Section 2.02, and further provided the rebate allocable to Lessee shall be reduced by Lessee’s Pro-Rata Share of the cost of obtaining such reduction or abatement.

Subject to the provisions of this Section, Lessee and its certified public accountant shall have the right to inspect Lessor’s records at Lessor’s office (or at the on-site office of Lessor’s manager or any other location as reasonably identified by Lessor) upon at least seventy-two (72) hours’ prior notice during normal business hours during the thirty (30) days following the respective delivery of the Lessor’s calculation of taxes and operating expenses payable by Lessee.  Notwithstanding the foregoing, Lessee’s right to inspect Lessor’s records shall be conditioned upon the following:  (a) there is no uncured event of default under this Lease; (b) in no event shall any inspection or audit be performed by a firm retained on a “contingency fee” basis; (c) the inspection shall commence within thirty (30) days after Lessor makes Lessor’s books and records available to Lessee’s auditor and shall conclude within sixty (60) days after commencement; (d) any inspection or audit shall be conducted in the U.S. location where Lessor maintains its books and records and shall not unreasonably interfere with the conduct of Lessor’s business; (e) Lessee and its accounting firm shall treat any inspection or audit in a confidential manner and shall each execute Lessor’s commercially reasonable confidentiality agreement for Lessor’s benefit prior to commencing any review of Lessor’s records; and (f) Lessee shall only be able to exercise such right once during each Lease Year of the Term.  Without limiting the provisions of subsection (e) above, the results of any such inspection shall be kept strictly confidential by Lessee and its agents, and Lessee and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building.  Unless Lessee sends to Lessor any written exception to either such report within said ninety (90) day period, such report shall be deemed final and accepted by Lessee.  Lessee shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Lessee takes any such written exception, without any prejudice to such exception.  If Lessee makes a timely exception, Lessor shall issue a response to Lessee’s exception.  Lessee shall pay the cost of such certification unless Lessor’s original determination of annual operating costs or taxes overstated the amounts thereof by more than eight percent (8%), in which event Lessor shall bear the cost of such certificate and of Lessee’s audit.  If the operating costs and/or taxes due is or are finally determined to be equal to or more than the operating costs and/or taxes paid by Lessee on account of Lessor’s calculation of the same, Lessee shall promptly (and in any event no later than the due date for the next installment of Annual Rent) pay to Lessor any shortfall, together with the costs and fees of the certified public accountant conducting the audit and the third-party out-of-pocket costs reasonably incurred by Lessor in connection therewith.

Section 2.03.  All amounts due from Lessor to Lessee under this Lease, other than Base Rent, shall be “Additional Rent”.  All references herein to “Rent” or “rent” shall mean Base Rent and Additional Rent.  All payments of Rent shall be made to the Lessor at c/o Davis Management Company, LLC, One Appleton Street, Boston, MA 02116, or as may be otherwise directed by Lessor in writing.

Section 2.04.  Upon execution of this Lease, Lessee shall deposit with Lessor the sum of three (3) months Base Rent as security for the payment of all rent and the performance and observance of the agreements and conditions in this Lease contained on the part of Lessee to be performed and observed (the “Security Deposit”).  In the event of any Lessee default or defaults in such payments, performance or observance beyond applicable grace and/or cure periods, Lessor may apply said sum or any part thereof, towards the curing of any such default or defaults and/or towards compensating Lessor for any loss, cost or damage arising from any such default or defaults.  If Lessor shall apply said sum or any part thereof, as aforesaid, Lessee shall on demand pay to Lessor the amount so applied by Lessor, to restore the Security Deposit to the original amount.  Within sixty (60) days following the yielding up of the Demised Premises at the expiration or earlier termination of this Lease, if Lessee shall not then be in default or otherwise liable to Lessor and after applying the Security Deposit to any amounts due under this Lease, the then unapplied balance of the Security Deposit shall be returned to Lessee.  In the event Lessor’s interest in the Premises shall be transferred or assigned, Lessee agrees to look only to the assignee of such Lessor with respect to the Security Deposit, provided Lessor credits assignee with the then balance of such Security Deposit.  No interest shall be payable on the Security Deposit, and Lessor has the right to commingle the Security Deposit with other funds of Lessor.

ARTICLE 3

Utility Services

Section 3.01.  Lessee agrees to pay, or caused to be paid, as Additional Rent, all charges for Lessee’s utilities, including, without limiting the generality of the foregoing, heat, air conditioning, water, sewer and electricity, and Lessee will comply with all contracts relating to any such services.  Lessee’s charges for such utility  usage shall be based upon Lessee’s actual usage if separately metered, it being agreed that electricity to power the heat pumps producing heat and air conditioning to the Demised Premises, and electricity to the Demised Premises will be paid for by Lessee and, as applicable, thermostatically controlled by Lessee.  However, if at any time during the term of this Lease any utilities are not separately metered, such usage and billing shall be based upon a percentage of the total bill for such unmetered utilities based upon a fraction equal to Lessee’s square footage over the total square footage served by such non-separately metered utilities on a “net rentable” basis.  Such Additional Rent for non-separately metered utilities may be estimated monthly by Lessor, based upon prior usage at the Building or as projected by the appropriate utility company, and shall be paid monthly, without demand, offset, setoff or deduction, by Lessee.  Lessor shall, upon request, provide to Lessee reasonable documentation to support such financial accounting as available.  Lessor shall have no obligation to provide utilities or equipment other than the utilities and equipment within the Demised Premises as of the Term Commencement Date of this Lease, and in any event, all telephone and other telecommunications are the responsibility of the Lessee.  In the event Lessee requires additional utilities or equipment, the installation and maintenance thereof shall be Lessee’s sole cost and obligation, provided that such installation shall be subject to the prior written consent of the Lessor, which such consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.02.  Lessor agrees to furnish reasonable heating, ventilation and air conditioning (“HVAC”) to the common hallways and lavatories during “Business Hours” (as hereinafter defined) during the heating or air conditioning season, as applicable, and to provide hot water to common lavatories, twenty-four (24) hours a day, to light common passageways (which, during times other than Business Hours (as hereinafter defined) may be in such manner or to such extent as Lessor deems reasonably appropriate, taking into account such matters as Building operations and energy conservation measures), and Lessor further agrees to clean the Demised Premises, the common areas, common area glass, common lavatories and glass main entry doorways to the Building, Mondays through Fridays, with the exception of legal federal and state holidays, in accordance with the Cleaning Specification attached hereto as Exhibit “C”, all subject to interruption due to accident, to the making of repairs, alterations or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for the Building, governmental restraints, or to any cause beyond Lessor’s control.  In no event shall Lessor be liable for any interruption or delay in any of the above services for any of such causes and Lessee’s Rent shall not be abated therefore. For the purposes of this Section 3.02, reasonable heat to common areas shall be defined as a minimum of 66 degrees Fahrenheit during Business Hours for the months from November through April, and reasonable cooling of common areas shall be defined as approximately 72 degrees Fahrenheit during Business Hours for the months from June through August.  The Building’s “Business Hours” are as determined by Lessor from time to time, but at a minimum, the Building’s Business Hours shall be no less than Monday through Friday between the hours of 7:00 a.m. and 6:00 p.m. and 7:00 am to 1:00 pm on Saturday, excluding local, state and federal legal holidays.  Lessor will use reasonable efforts upon reasonable advance written notice from Lessee of its requirements in such regard, to furnish additional heat to the Demised Premises on days and at times other than as above provided, subject to reimbursement by Lessee as provided hereinafte.  The Building will be open for access to the Demised Premises during Business Hours, and at all other times the Building will be locked, but available for access via access cards provided to Lessor, Lessee and other tenants.  There shall be no additional or overtime charge to Lessee for routine HVAC use (which shall provide reasonable heat and reasonable cooling) outside of Business Hours; however, Lessee acknowledges that any service call during such time shall be charged at applicable rates.  Lessee further acknowledges that Lessee shall be solely responsible for the cost of operating, as well as all repair and maintenance of, any supplemental HVAC systems installed by, or specifically at the request of, Lessee to serve Lessee’s server room or otherwise exclusively serve the Demised Premises.

ARTICLE 4

Insurance

Section 4.01.  Lessee shall not permit any use of the Demised Premises which will make voidable any insurance on the Premises, or on the contents of said Premises, or which shall be contrary to any requirements or recommendations from time to time established or made by the Lessor’s insurer.  Lessee shall, on demand, reimburse the Lessor, and all other lessees, in full for all extra insurance premiums caused by the Lessee’s use of the Demised Premises.

Section 4.02.  The Lessee shall maintain with respect to the Demised Premises and the Premises, Commercial General Liability insurance in the amount of at least $2,000,000.00 combined single limit, bodily injury and property damage per occurrence; $2,000,000.00 annual aggregate with a deductible of no more than $500.00, with companies having Best Insurance Guide Rating of A- or better, qualified to do business in Massachusetts and in good standing therein, insuring the Lessor, its managing agent, its mortgagee and any ground lessors (provided Lessee is provided the name(s) of such mortgagee(s) and ground lessor(s)) as additional insureds and Lessee as the named insured against injury to persons or damage to property.  Lessee shall also maintain (a) property insurance, including so-called “Improvements and Betterments” coverage, on the Demised Premises and the contents thereon, including any improvements made by Lessee, and (b) workmen’s compensation insurance as required by applicable law.

Section 4.03.  The Lessor shall maintain at least $2,000,000.00 of Commercial General Liability insurance (including so-called umbrella coverage) covering the Premises.  Lessor shall maintain property insurance on the Premises in the amount of its full replacement value as reasonably determined by Lessor.

Section 4.04.  During all construction by Lessee, if any, Lessee shall maintain adequate liability insurance (naming Lessor, its managing agent, its mortgagee and any ground lessors as additional insureds) and maintain adequate builder’s risk and workmen’s compensation insurance, all such insurance to be reasonably satisfactory to Lessor.

Section 4.05. To the extent obtainable from each party’s insurance carrier, Lessor and Lessee agree that their insurance policies shall contain waiver of subrogation provisions.  Each of Lessor and Lessee, on behalf of itself and its insurers, hereby waives all rights of subrogation and recovery against the other with respect to any damage to property to the extent covered by insurance maintained by the waiving party.

Section 4.06. Prior to the Term Commencement Date, and thereafter, at least fifteen (15) business days prior to the expiration of any such policies, Lessee shall provide Lessor with certificates of all insurance maintained or required to be maintained by Lessee.  All insurance to be maintained by Lessee under this Article 4 shall provide that it will not be subject to cancellation, termination, or change except after at least thirty (30) days’ prior written notice to Lessor, its managing agent, and its mortgagee or ground lessor (if applicable).

ARTICLE 5

Use of Demised Premises

Section 5.01.  Lessee covenants and agrees to use the Demised Premises only for the purpose of general office use and for no other purpose (the “Permitted Use”).

Section 5.02.  Lessee will not make or permit any occupancy or use of any part of the Demised Premises for any hazardous, offensive, dangerous, noxious or unlawful occupation, trade, business or purpose or any occupancy or use thereof which is contrary to any applicable law, by-law, ordinance, rule, permit or license, and will not cause, maintain or permit any nuisance in, at or on the Demised Premises.  Lessee hereby agrees not to maintain or permit noises, odors, operating methods, or conditions of cleanliness of the Demised Premises or any appurtenance thereto which are reasonably objectionable to Lessor or other lessees of the Building.

Section 5.03.  No hazardous substances or wastes shall be brought, kept or maintained on the Demised Premises except in compliance with all applicable law.  No hazardous waste shall be discharged on the Premises.  Customary office supplies may be maintained in amounts and in a manner consistent with reasonable commercial office practices and in compliance with all applicable laws.  Lessee shall exonerate, indemnify, defend (with counsel acceptable to Lessor) and hold Lessor, Lessor’s managing agent and any mortgagee or ground lessor of the Premises, and Lessor’s directors, partners, members, managers, officers, employees and shareholders, fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, reasonable attorneys’ fees, consultants’ fees, laboratory fees and clean up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to:  (i) the presence of any oils or hazardous substances onthe Premises or the Demised Premises arising from the action or negligence of Lessee or anyone acting by, through or under Lessee, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by such party of any oils or hazardous substances at or near the Premises or the Demised Premises; and (ii) any violation(s) by such party of any applicable law regarding oils or hazardous substances.  This exoneration, indemnity and hold harmless section shall survive the expiration of the Lease term.

Section 5.04.No antenna or other structure or thing shall be erected or placed on the exterior of the Demised Premises or any part of the exterior of the Building or on the land comprising the Premises or erected so as to be visible from the exterior of the Building without first securing the written consent of Lessor. Lessee agrees to maintain, relocate as directed by Lessor and repair such sign, antennae or structure, if any, throughout the term of the Lease, and shall (i) remove such, at Lessee’s sole cost and expense, at the expiration or earlier termination of the Lease and (ii) repair any damage caused by such removal to the same condition it was in on the Term Commencement Date, reasonable wear and tear excepted.  Lessor shall provide Lessee with building standard signage at the entrance to the Demised Premises and a listing on the directory in the lobby of the Building at no additional expense.  All other signage shall be at Lessee’s expense, must conform to Lessor’s standard signage specifications as the same may be established and/or revised from time to time, and in any event must receive Lessor’s approval prior to installation, such approval not to be unreasonably withheld, conditioned or delayed. In no event shall Lessee post any paper signs in or around the Demised Premises which are visible from the exterior of the Building or any interior common areas.

Section 5.05.  Lessee will not permit any abandonment of the Demised Premises except:

(a)                                  to the extent caused by condemnation;

(b)                                 to the extent caused by damage to or alterations of the Demised Premises pending restoration thereof; or

(c)                                  as herein otherwise specifically provided or consented to in writing by the Lessor.

The cessation of business operations by Lessee at the Demised Premises shall not per se be considered abandonment if Lessee timely observes and performs all of its other obligations under this Lease and properly and with reasonable continuity monitors and maintains the security of and at the Demised Premises so as to prevent any vandalism thereat or improper use thereof.

Section 5.06.  Lessee will not cause or permit any waste, overloading, stripping, damage, disfigurement or injury of or to the Premises or the Demised Premises or any part thereof.  Lessor reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment.  Such installation shall be placed and maintained by Lessee, at Lessee’s expense, in setting sufficient, in Lessor’s judgment, to absorb and prevent vibration, noise and annoyance.

Section 5.07.  Lessee will observe and comply with the rules and regulations annexed hereto as Exhibit D and such other rules and regulations, as the same may be modified by Lessor from time to time, provided the same are not inconsistent with or in limitation of the provisions of this Lease, affecting the cleanliness, safety, occupation and use of the Demised Premises, which in the judgment of Lessor are reasonable shall be observed by Lessee, its employees, agents, customers and business invitees.  Lessor shall use commercially reasonable efforts to enforce any rules and regulations uniformly against all lessee’s of the Building.

ARTICLE 6

Compliance with Legal Requirements

Section 6.01.  Throughout the term of this Lease, Lessee, at its sole cost and expense, will promptly comply with all requirements of law related specifically to Lessee’s specific use and occupation of the Demised Premises or with respect to any specific modifications or renovation to the Demised Premises proposed by Lessee, and will procure and maintain all permits, licenses and other authorizations required with respect to the Demised Premises, or any part thereof, for the lawful and proper operation, use and maintenance of the Demised Premises or any part thereof.  Lessee shall in each and every event and instance, at its sole cost and expense, be responsible for compliance with all codes and regulations with respect or relating to the specific use of the Demised Premises, including, without limitation, those occasioned by work performed by, for or with consent of Lessor at the Premises. Lessor shall be responsible for compliance of the Building and Premises with all requirements of law in all other cases.

ARTICLE 7

Renovation, Condition, Repairs and Maintenance Demised Premises

Section 7.01.  Except for work described in Exhibit “B” attached hereto and incorporated herein, Lessor has made no representations, warranties or undertakings as to the present or future condition of the Demised Premises or the fitness or availability of the Demised Premises for any particular use, and Lessee agrees to lease the Demised Premises in its “AS IS” condition, provided, however, that Lessor represents and warrants that the Building and Premises meet applicable governmental laws, rules, regulations, codes, orders and standards as of the date hereof.

Section 7.02.  Other than as stated in Exhibit “B” hereto, Lessee shall complete all work necessary, if any, to operate the Demised Premises for its Permitted Use, in accordance with Article 8.

Section 7.03.  Throughout the term of this Lease, Lessee shall repair, maintain and replace all interior, non-structural portions of the Demised Premises and any specialized electrical, plumbing, or HVAC systems installed by, or specifically at the request of, Lessee serving the Demised Premises in the same condition as they are in on the Term Commencement Date or as they may be put in during the term of this Lease, reasonable wear and tear and damage by fire or other insured casualty only excepted, and whenever necessary, to replace bulbs and ballasts in lighting fixtures and to replace plate glass and other glass therein, provided such plate glass and other glass is broken due to Lessee’s actions or negligence.  On an annual basis throughout the term of this Lease, Lessee shall provide Lessor with evidence that it has entered into a professional maintenance contract for any such specialized HVAC system within the Demised Premises (if any); provided, however, Lessor may elect to maintain such specialized HVAC system, subject to reimbursement by Lessee.  Lessee shall not permit the Demised Premises to be materially overloaded, damaged, stripped, or defaced, nor suffer any waste.  Lessee shall be responsible for the cleaning of the Demised Premises, including the removal of trash from the Demised Premises.  Lessee shall be permitted to use, in common with other lessee’s of the Building and subject to such rules and regulations as Lessor may impose from time to time, the common dumpster serving the Building.  Lessee shall insure and maintain, in good condition, all of its property, including without limitation, all improvements and alterations made by it.  All improvements and alterations made by Lessee, if any, and all of Lessee’s personal property, equipment and furniture shall be at the Demised Premises at Lessee’s sole risk.  Notwithstanding the foregoing, Lessee may, but is not required to, from time to time, upgrade portions of the Demised Premises required to keep the Demised Premises consistent with a first class use at its sole cost and expense.

Section 7.04.  Lessor, or agents or prospective lenders of Lessor, at reasonable times shall be permitted to enter upon the Demised Premises to examine the condition thereof, to make repairs, alterations and additions as Lessor should elect to do, to show the Demised Premises to others, and at any time within nine (9) months before the expiration of the term, and for such purposes, Lessee hereby grants to Lessor and any prospective lessees accompanying Lessor a right of access to the Demised Premises; provided that (i) Lessor shall provide Lessee with reasonable prior notice (except no notice shall be required in emergency situation), (ii) a representative of Lessee shall have the option to accompany Lessor during any such access, and (iii) Lessor’s right of access to the Demised Premises does not materially interfere with Lessee’s use of the Demised Premises.

Section 7.05.  Lessor shall maintain and repair all common areas and all structural components of the Building (including, without limitation, the roof, exterior walls, and foundations) and mechanical components of the Building serving more than one lessee, provided the same were not installed by Lessee, at Lessor’s sole cost and expense (subject to reimbursement in accordance with the provisions of Article 2); provided, however, Lessee shall repair any damage caused to the Building, the Premises or the Demised Premises by it or its licensees, invitees, guests, agents or employees or anyone acting by, through or under Lessee.

ARTICLE 8

Alterations and Additions

Section 8.01.  Except as provided on Exhibit B, Lessee shall not make any alterations or additions, structural or non-structural, to the Demised Premises without first obtaining the written consent of Lessor on each occasion which consent shall not be unreasonably withheld, conditioned or delayed.  Wherever consent is required, it shall include approval of plans and contractors.  All such allowed alterations, including reasonable costs of review in seeking Lessor’s approval, shall be made at Lessee’s expense, in compliance with all laws, and shall be in quality at least equal to the present construction.  Any alterations or additions made by the Lessee which are permanently affixed to the Demised Premises or affixed in a manner so that they cannot be removed without defacing or damaging the Demised Premises shall, if Lessor so elects at the time of Lessor’s approval, become property of the Lessor at the termination of occupancy as provided herein.  If Lessor elects not to retain such alterations or additions and indicates such election to Lessee at the time of plan approval, upon termination of this Lease, they shall be removed by Lessee at Lessee’s sole cost and expense, with minimal disturbance to the Demised Premises and any and all damage caused by such removal shall be repaired to the satisfaction of Lessor, at Lessee’s sole cost and expense.  Alterations or additions not affixed and which may be removed with minimal disturbance or repairable damage may be removed by Lessee provided such disturbance or damage is restored and repaired so that the Demised Premises are left in at least as good a condition as they were in on the Term Commencement Date.  All alterations and additions made by Lessee and not to be retained by Lessor shall be removed by Lessee, at its expense, at the end of the term and the Demised Premises and shall be left in the same condition as it was on the Term Commencement Date, reasonable wear, tear and damage by fire, if insured, or other insured casualty, or taking or condemnation by public authority, excepted.

ARTICLE 9

Discharge of Liens

Section 9.01. Lessee will not create or permit to be created or to remain, and will promptly discharge, at its sole cost and expense any lien, encumbrance or charge (on account of any mechanic’s, laborer’s, materialmen’s or vendor’s lien, or any mortgage, or otherwise) made or suffered by Lessee, or anyone acting by, through or under Lessee, which is or might be or become a lien, encumbrance or charge upon the Demised Premises or any part thereof upon Lessee’s leasehold interest therein, having any priority or preference over or ranking on a parity with the estate, rights and interest of Lessor in the Demised Premises or any part thereof, or the rents, issues, income or profits accruing to Lessor therefrom, and Lessee will not suffer any other matter or thing within its control whereby the estate, rights and interest of Lessor in the Demised Premises or any part thereof might be materially impaired.

ARTICLE 10

Subordination

Section 10.01.

(a)                                  If any holder of a mortgage or holder of a ground lease of property which includes the Demised Premises and executed and recorded subsequent or prior to the date of this Lease, shall so elect, the interest of the Lessee hereunder shall be subordinate to the rights of such holder, provided that such holder shall agree to recognize in writing the right of the Lessee to use and occupy the Demised Premises upon the payment of rent and other charges payable by the Lessee under this Lease, and the performance by the Lessee of the Lessee’s obligations hereunder (but without any assumption by such holder of the Lessor’s obligations under this Lease); or

(b)                                 If any holder of a mortgage or holder of a ground lease of property which includes the Demised Premises shall so elect, this Lease, and the rights of the Lessee hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

The election of any such holder as to Subsection (a) above shall be exercised by notice to the Lessee, in the same fashion as notices under this Lease are given by the Lessor to the Lessee, and, if such notice is given, such subordination shall be effective with reference to advances then or thereafter made by such holder under such mortgage or in connection with such ground lease financing.  Any election as to Subsection (b) above shall become effective upon either notice from such holder to the Lessee in the same fashion as notices from the Lessor to the Lessee are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

In the event any holder shall succeed to the interest of Lessor, the Lessee shall, and does hereby agree to attorn to such holder and to recognize such holder as its Lessor and Lessee shall promptly execute and deliver any instrument that such holder may reasonably request to evidence such attornment provided such document contains satisfactory non-disturbance provisions to allow Lessee to remain in occupancy pursuant to this Lease as long as Lessee remains current and not in default of its obligations hereunder.  Upon such attornment, the holder shall not be:  (i) liable in any way to the Lessee for any act or omission, neglect or default on the part of Lessor under this Lease; (ii) responsible for any monies owing by or on deposit with Lessor to the credit of Lessee unless received by the holder; (iii) subject to any counterclaim or setoff which theretofore accrued to Lessee against Lessor; (iv) bound by any modification of this Lease subsequent to such mortgage or by any previous prepayment of regularly scheduled monthly installments of fixed rent for more than one (1) month, which was not approved in writing by the holder; (v) liable to the Lessee beyond the holder’s interest in the Premises and the rents, income, receipts, revenues, issues and profits issuing from such Premises; (vi) responsible for the performance of any work to be done by the Lessor under this Lease to render the Demised Premises ready for occupancy by the Lessee; or (vii) liable for any portion of a security deposit not actually received by the holder.

(c)                                  The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such holder constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations herein set forth with respect to such holder; every such holder is hereby constituted a party to this Lease and anobligee hereunder to the same extent as though its name was written hereon as such; and such holder shall at its written election be entitled to enforce such provisions in its own name.

(d)                                 No assignment of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the term, or otherwise materially change the rights of the Lessor under this Lease, or to relieve the Lessee of any obligations or liability under this Lease, shall be valid unless consented to in writing by the Lessor’s mortgagees or ground lessors of record, if any.

(e)                                  The Lessee agrees on request of the Lessor to execute and deliver from time to time any agreement, in recordable form, which may reasonably be deemed necessary to implement the provisions of this Section 10.01.  Lessor shall diligently exercise commercially reasonable efforts to obtain a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) in commercially reasonable form and in form reasonably acceptable to Lessee from its mortgagee of record within forty-five (45) days following the date of this Lease.

Section 10.02.  Lessor and Lessee each agree to furnish to the other party, within ten (10) days after request therefor from time to time, a written statement setting forth the following information:

(a)                                  The then remaining term of this Lease;

(b)                                 The applicable rent then being paid, including Base Rent and all Additional Rent based upon the Additional Rent most recently established;

(c)                                  That the Lease is current and not in default or specifying any default;

(d)                                 That neither party has any current claims for offsets against the other party, or specifically listing any such claims;

(e)                                  The date through which rent has then been paid;

(f)                                    Any options or purchase rights Lessee may have under the Lease;

(g)                                 Such other information relevant to the Lease as the requesting party may reasonably request; and

(h)                                 A statement that any prospective mortgage lender or purchaser (in the case of any requests made by Lessor in accordance herewith) or accountant (in the case of any requests made by Lessee in accordance herewith may rely on all such information.

Notwithstanding anything in the foregoing to the contrary, Lessee may only make one (1) request in accordance herewith in each Lease Year of the Term.

Section 10.03.  After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Demised Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with the Lessor, as ground lessee, which includes the Demised Premises as a part of the mortgaged premises, no notice from the Lessee to the Lessor shall be effective unless and until a copy of the same is given in the same manner as required for notice in this Lease to such holder or ground lessor, and the curing of any of the Lessor’s defaults by such holder or ground lessor shall be treated as performance by the Lessor.  Accordingly, no act or failure to act on the part of the Lessor which would entitle the Lessee under the terms of this Lease, or by law, to be relieved of the Lessee’s obligations hereunder, to exercise any right of self-help or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless: (i) the Lessee shall have first given written notice of the Lessor’s act or failure to act on the part of the Lessor which could or would give basis for the Lessee’s rights; and (ii) such holder or ground lessor, after receipt of such notice, has failed or refused to correct or cure the condition complained of within the cure period allowed the Lessor or within such additional reasonable time that provides such holder or ground lessor time to take possession and to cure the default.

Section 10.04.  With reference to any assignment by the Lessor of the Lessor’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Demised Premises, the Lessee agrees:

(a)                                  That the execution thereof by the Lessor, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Lessor hereunder, unless such holder or ground lessor shall, by notice sent to the Lessee, specifically make such election; and

(b)                                 That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Lessor’s obligations hereunder only upon foreclosure of such holder’s mortgage or the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of the Lessor’s position hereunder by such ground lessor.

ARTICLE 11

Fire, Casualty and Eminent Domain

Section 11.01. Should a substantial portion of the Demised Premise, the Premises and/or the Building of which they are a part be damaged by fire or other casualty, or be taken by eminent domain, the Lessor, at its sole option, may elect to terminate this Lease.  When fire or other unavoidable casualty or taking renders the Demised Premises substantially unsuitable for its intended use or substantially limits Lessee’s access to the Demised Premises or the parking area, and Lessee actually ceases use of the Demised Premises and/or parking areas as a result of the same, a just and proportionate abatement of rent shall be made, and the Lessee may elect to terminate this Lease if:

(a)                                  The Lessor fails to give written notice within sixty (60) days after such casualty of its intention to restore the Demised Premises or provide alternate access or parking (if access or parking has been taken or destroyed), consistent with the provisions of this Lease, including, without limitation, the availability of proceeds from any insurance or condemnation award applicable to any such casualty to taking;

(b)                                 If Lessor gives notice of its intention to restore and the Lessor fails to restore the Demised Premises to a condition substantially suitable for their intended use or fails to provide alternate access within two hundred forty (240) days of such fire or other unavoidable casualty, or taking; provided, however, that in the event Lessor has diligently commenced repairs to the damaged property and such repair takes more than two hundred forty (240) days to complete due to causes beyond Lessor’s reasonable control, Lessor shall have the right to complete such repairs within a reasonable time period thereafter (the “Additional Time”) but in no event shall such Additional Time be longer than the shorter of: (i) ninety (90) days; or (ii) the length of such delays beyond Lessor’s reasonable control; or

(c)                                  Lessor shall have terminated the leases of all other lessees of the Building.

The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee may have for damages or injury to the Demised Premises for any taking by eminent domain, except for damages specifically awarded on account of the Lessee’s fixtures, property or equipment, which may be removed at the end of the term.  For purposes of this Section, a taking or damage shall be substantial if it shall affect more than twenty-five percent (25%) of the Demised Premises or the Premises of which they it is a part as determined in Lessor’s reasonable judgment.

ARTICLE 12

Indemnification

Section 12.01.  Lessee shall protect, indemnify and save harmless Lessor, its managing agent and any mortgagee or ground lessor from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including all reasonable attorneys’ fees and expenses of employees, which may be imposed upon or incurred by or asserted against them by reason of any of the following occurring during the term of this Lease:

(a)                                  any work or thing done in or on the Demised Premises by Lessee or any of its officers, employees, agents, contractors, invitees, licensees or subtenants;

(b)                                 any use, non-use, possession, occupation, condition, operation, maintenance or management of the Demised Premises or any part thereof, including, without limiting the generality of the foregoing, the use or escape of water or the bursting of pipes, or any nuisance made or suffered on the Demised Premises;

(c)                                  any act or omission (with respect to the Demised Premises, or the use or management thereof, or this Lease) on the part of Lessee or any of its agents, contractors, customers, servants, employees, licensees, invitees, mortgagees, assignees, sublessees or occupants; or

(d)                                 any accident, injury or damage to any person or property occurring in or on the Demised Premises.

Section 12.02.  Subject in any and all events to the limitations of Section 20.15, and except to the extent caused by the negligence or willful misconduct of Lessee, its agents, employees or contractors, Lessor shall protect, indemnify and save harmless Lessee from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including all reasonable attorneys’ fees and expenses of employees, which may be imposed upon or incurred by or asserted against Lessee during the term of this Lease as a result of:

(a)                                  any negligent act or omission or willful misconduct on the part of Lessor or any of its agents, contractors, customers, servants, or employees; or

(b)                                 any accident, injury or damage to any person or property occurring in or on common areas at the Premises open to all lessees, unless caused by an act or omission described in Section 12.01 (c) above.

Section 12.03.  In case any action or proceeding is brought against either party by reason of any such occurrence, the party required to provide indemnification, upon written notice from the party entitled to indemnification, will, at the sole cost and expense of the party required to provide indemnification, resist and defend such action or proceeding or cause the same to be resisted and defended, by counsel designated by the party required to provide indemnification and approved in writing by the party to be defended, which approval shall not be unreasonably withheld.

ARTICLE 13

Mortgages, Assignments and Subleases by Lessee

Section 13.01.

(a)                                  Lessee shall not, voluntary or involuntarily, by operation of law or otherwise, assign its interest in this Lease, nor sublet, license, mortgage or otherwise encumber the Demised Premises or any portion thereof, nor permit the occupancy of all or any portion of the Demised Premises other than by Lessee (all or any of the foregoing actions are referred to as “Transfers”, and all or any such assignees, sublessees, licensees, mortgagees and other such parties are referred to as “Transferees”), other than a Permitted Transfer (as hereinafter defined), without obtaining, on each occasion, the prior written consent of Lessor which shall not be unreasonably withheld, conditioned or delayed.  Without limiting the generality of the foregoing, the provisions of this Section 13.01 shall apply to a Transfer (by one or more Transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Lessee as if such Transfer were an assignment of this Lease; provided that if equity interests in Lessee at any time are or become traded on a public stock exchange, the transfer of equity interests in Lessee on a public stock exchange shall not be deemed an assignment within the meaning of this Section 13.01.  Subject to the provisions of this Article 13, Lessor shall not unreasonably withhold its consent to any sublet or assignment, provided in Lessor’s sole but reasonable discretion, any proposed assignee or sublessee has as its proposed use for the Demised Premises either general office use or another use approved by Lessor that is compatible with the operation of the Building, and the proposed assignee or sublessee has sufficient net worth to ensure a successful operation of its business and payment of rent under this Lease.  In connection with any request by Lessee for consent to a Transfer, Lessee shall provide Lessor with all relevant information requested by Lessor concerning the proposed Transferee’s financial responsibility, credit worthiness and business experience to enable Lessor to make an informed decision.  Lessee shall reimburse Lessor promptly for all reasonable out-of-pocket expenses incurred by Lessor including reasonable attorneys’ fees in connection with the review of Lessee’s request for consent to a Transfer in an amount not to exceed $2,500.  Lessee shall not offer to make, or enter into negotiations with respect to, any Transfer to:  (i) any party which is a lessee in the Premises or which is, whether directly or indirectly, a parent, subsidiary or affiliate of any party that is a lessee in the Premises; (ii) any party with whom Lessor is then negotiating with respect to other space in the Premises, or any parent, subsidiary or affiliate of any such party; or (iii) any party which would be of such type, character, or condition as to be unreasonably inappropriate as a lessee for the Building.  Any purported Transfer under this Article 13 without Lessor’s prior written consent shall be void and of no effect.  Except as provided herein, no Transfer shall in any way affect or reduce any of the obligations of Lessee under this Lease, but this Lease and all of the obligations of Lessee under this Lease shall continue in full force and effect, and from and after any Transfer, the obligations of each Transferee and of the original Lessee named as such in this Lease to fulfill all of the obligations of Lessee under this Lease shall be joint and several.  No acceptance of rent by Lessor from or recognition in any way of the occupancy of the Demised Premises by a Transferee shall be deemed a consent to such Transfer.  The consent by Lessor to a particular Transfer shall not relieve Lessee from the requirement of obtaining the consent of Lessor to any further Transfer.  In the event of any Transfer, Lessee shall, after deducting all reasonable out-of-pocket costs and expenses incurred by Lessee to third parties in connection therewith, remit to Lessor fifty percent (50%) of the excess of any rents or other consideration received by Lessee in excess of the rents and other consideration due from Lessee to Lessor under this Lease. Lessee shall provide Lessor with a copy of the instrument or instruments evidencing any Transfer, certified as true, correct and complete by Lessee and the Transferee, promptly following the execution thereof and in any event, no later than the effective date of such Transfer.

(b)                                 Upon receipt from Lessee of such request and information, Lessor shall have the right, but not the obligation, to be exercised in writing within ten (10) days after its receipt from Lessee of such request and information, (i) if the request is to assign the Lease through the end of the then current term, to terminate this Lease, or (ii) if the request is to sublet a portion of the Demised Premises through the end of the then current term, to release Lessee from its obligations under this Lease with respect to the portion of the Demised Premises subject to the proposed sublet for the term of the proposed sublease or if the request is to sublet all of the Demised Premises through the end of the then current term to terminate this Lease for the term of the proposed sublease; in each case as of the date set forth in Lessor’s notice of exercise of such option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice.  In the event of an assignment or a sublet of the Demised Premises where Lessor exercised its option to terminate this Lease, Lessee shall surrender possession of the entire Demised Premises on a date to be mutually agreed upon, but not later than the termination date, in accordance with the provisions of this Lease relating to surrender of the Demised Premises at the expiration of the term, and thereafter neither Lessor nor Lessee shall have any further liability with respect thereto. In the event of a sublet of the Demised Premises where Lessor does not terminate this Lease but releases Lessee from its obligations under this Lease with respect to the portion of the Demised Premises subject to the sublet, Lessee shall surrender the portion of the Demised Premises subject to the sublease on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Demised Premises at the expiration of the term, and, at Lessee’s option, at the end of the term of the sublet the space subject to the sublet shall be included in the Demised Premises and thereafter Lessee shall be responsible for all obligations of Lessee hereunder with respect to such space as a primary obligor, or Lessee shall be released of its obligations with respect to such space and thereafter shall have no right to occupy that space.  If this Lease shall be canceled as to a portion of the Demised Premises only, annual Base Rent and Lessee’s Proportionate Share shall be readjusted proportionately according to the ratio that the number of square feet and the portion of the space surrendered compares to the floor area of Lessee’s Demised Premises during the term of the proposed sublet.

(c)                                  Notwithstanding the above, provided Lessee is not in default of this Lease, Lessee shall have the right to assign this Lease without Lessor’s consent, but with prior notice to Lessor, to any subsidiary, parent, or affiliate of Lessee (a “Permitted Transfer”); provided, however, that in any such event: (i) use of the Demised Premises shall be for the Permitted Use only; (ii) the assignee shall be at least as creditworthy as the original Lessee both as of the date of execution of this Lease and the date of the notice of such Permitted Transfer, and Lessor has been provided with audited financial statements or equivalent evidence of the same; (iii) the purpose or result of such assignment shall not be to liquidate or substantially reduce the net worth of Lessee or such assignee; and (iv) Lessee’s liability hereunder shall continue.

ARTICLE 14

Default

Section 14.01.  In the event that:

(a)                                  the Lessee shall default in the due and punctual payment of any installment of rent, or any part thereof, when and as the same shall become due and payable and such default shall continue for more than five (5) business days after such payment is due; provided, however, on the first (1st) occasion only during the Term of a default hereunder, Landlord shall furnish Tenant with written notice of such failure and permit Tenant a five (5)-day period to cure such failure;

(b)                                 the Lessee shall default in the payment of any Additional Rent payable under this Lease or any part thereof, when and as the same shall become due and payable, and such default shall continue for a period of ten (10) days after such payment is due;

(c)                                  the Lessee shall default in the observance or performance of any of the Lessee’s covenants, agreements or obligations hereunder, other than those referred to in the foregoing clauses (a) and (b), and such default shall not be corrected within thirty (30) days after written notice from Lessor to Lessee;

(d)                                 the Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek, or consent, or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties, or of the Demised Premises, or shall make any general assignment for the benefit of creditors; or

(e)                                  any court enters an order, judgment or decree approving a petition filed against Lessee seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated or unstayed for an aggregate of sixty (60) days.

then Lessor shall have the right thereafter to declare this Lease terminated by written notice to Lessee, and, at all times in compliance with applicable law, to re-enter and take complete possession of the Demised Premises and remove the Lessee’s effects, without prejudice to any remedies which might be otherwise used for arrears of rent or other default.

Section 14.02. Lessor shall have the right to recover from Lessee all loss of rent and other payments that Lessor may incur by reason of termination of the Lease, including, without limitation:  (a) all rent and other sums due and payable by Lessee as of the date of termination; (b) all rent that would otherwise be payable for the remainder of the Term in accordance with the terms of this Lease on the respective dates for payment as set forth in the Lease; (c) all of Lessor’s then unamortized costs of special inducements provided to Lessee (including without limitation rent concessions, lessee construction allowances, rent waivers, above building standard leasehold improvements, and the like); (d) the costs of collecting amounts due from Lessee under the Lease and the costs of recovering possession of the Demised Premises (including attorneys fees and litigation costs); (e) the costs of curing Lessee’s defaults existing at or prior to the date of termination; (f) all reasonable expenses paid or incurred by Lessor in connection with any re-leasing of the Demised Premises, including, without limitation, marketing expenses, brokerage commissions, attorneys’ fees, the costs of repairs, changes, improvements, alterations or additions made by Lessor in or to the Demised Premises to the extent deemed reasonably necessary by Lessor to prepare the Demised Premises for the re-leasing, lessee allowances and other economic concessions provided to the new lessee; and (g) all Lessor’s other reasonable expenditures arising from the termination. Lessee shall reimburse Lessor for all such items, and the same shall be due and payable immediately from time to time upon notice from Lessor that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

Following termination of this Lease, in lieu of the foregoing, Lessor, at its election, may elect, as liquidated damages, a lump sum payment representing the then present value (using the Federal Reserve discount rate (or equivalent) of the amount of rent that would have been paid in accordance with this Lease for the remainder of the Term less the fair market rental value of the Demised Premises until the normal expiration of the term of this Lease.  Lessor and Lessee hereby acknowledge and agree that would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Lessor as a result of such default by Lessee, and agree that the foregoing amount is a reasonable approximation thereof, and is not intended to be a forfeiture or penalty, but is intended to constitute liquidated damages to Lessor.

Section 14.03.  If the Lessee shall default in the observance or performance of any condition or covenants on Lessee’s part to be observed or performed under or by virtue of any of the provisions and any Article of this Lease, the Lessor, after any applicable notice to Lessee and opportunity to cure provided elsewhere in this Lease, without being under any obligations to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Lessee.  If the Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of eighteen percent (18%) per annum and costs, shall be paid upon demand to the Lessor by the Lessee as Additional Rent.

Section 14.04.  No failure by Lessor to insist upon strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon breach thereof, and no acceptance of full or partial rent during the continuance of any breach, shall constitute a waiver of any such or of any covenant, agreement, term or condition.  No covenant, agreement, term or condition of this Lease to be performed or complied with by Lessee, and no breach thereof, shall be waived, altered or modified except by written instrument executed by Lessor.  No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 14.05.  In the event (i) any payment of rent (Base or Additional) is not paid within five(5) business) days of the due date, or (ii) a check received by Lessor from Lessee shall be dishonored, then because actual damages for a late payment or for a dishonored check are extremely difficult to fix or ascertain, but recognizing that damage and injury result therefrom, Lessee agrees to pay as an administrative fee and not as a penalty:  (I) the greater of (a) five percent (5%) of the amount due in (i) above or (b) $150.00 as liquidated damages for each late payment; and (II) the greater of (a) two and one-half percent (2.5%) of the amount due in (ii) or (b) $45.00 as liquidated damages for each time a check is dishonored.  (The grace period herein provided is strictly related to the fee for a late payment and shall in no way modify or stay Lessee’s obligation to pay rent when it is due, nor shall the same preclude Lessor from pursuing its remedies under this Article 14, or as otherwise allowed by law).  In the event that two (2) or more Lessee’s checks are dishonored, Lessor shall have the right, in addition to all other rights under this Lease, to demand all future payments by certified check or money order.  Furthermore, if any payment of rent (Base or Additional) or any other payment payable hereunder by Lessee to Lessor shall not be paid within the applicable grace period, the same shall bear interest, from the date of the expiration of the applicable grace period until the date paid, at the rate of eighteen percent (18%) per annum.  Such interest shall constitute Additional Rent payable hereunder.

Section 14.06.  Each right and remedy of Lessor provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right or remedy provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

Section 14.07.  Whenever, under any provision of this Lease, Lessee shall be entitled to receive any payment from Lessor or to exercise any privilege or right under this Lease, Lessor shall not be obligated to make any such payment and Lessee shall not be entitled to exercise any such privilege or right so long as Lessee shall be in default under any of the provisions of this Lease, and until after such default shall have been cured, if cured prior to the expiration or termination of this Lease pursuant to the provisions of Section 14.01 hereof, Lessee shall not be entitled to offset against rent or any other charges payable under this Lease any payments due from Lessor to Lessee or any Mortgagee.

ARTICLE 15

Surrender

Section 15.01.  Lessee shall, upon any expiration or earlier termination of this Lease, remove all of Lessee’s goods and effects from the Demised Premises, and any alterations and additions which

Lessor requires removal, and Lessee shall repair any damage caused by such removal and restore the Demised Premises to the same condition it was in prior to such alterations or additions, reasonable wear and tear only excepted.  Lessee shall peaceably vacate and surrender to the Lessor the Demised Premises and deliver all keys and locks thereto, and all alterations and additions made to or upon the Demised Premises unless Lessor requires removal of the same, in the same condition as they were at the Term Commencement Date (except as otherwise provided in this Lease), or as they were put in during the term hereof, reasonable wear and tear and damage by insured fire or other unavoidable casualty or taking or condemnation by public authority or as a result of Lessor’s negligence only excepted.  In the event of the Lessee’s failure to remove any of Lessee’s property from the Demised Premises, after the expiration or earlier termination of the Lease Term, Lessor is hereby authorized, without liability to Lessee for loss or damage there at, and at the sole risk of Lessee, to remove and store any of the property at Lessee’s expense, or to retain same under Lessor’s control or to sell at public or private sale, after thirty (30) days notice to Lessee at its address last known to Lessor, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.  If Lessee holds over at the Demised Premises, Lessee shall be a lessee at sufferance and shall be liable for payment of Base Rent at the rate equal to  the greater of (a) one hundred fifty percent (150%) of the Base Rent most recently payable for the first thirty (30) days of any such holdover, and two hundred percent (200%) of such Base Rent thereafter, or (b) the then fair market rent for the Demised Premises as determined by Lessor, and in any event plus all Additional Rent, and Lessee shall be and remain liable to Lessor for all damage, loss and cost incurred by Lessor, including reasonable attorneys’ fees, as a result of such holding over by Lessee, but expressly excluding consequential damages other than actual damages sustained by Lessor in the nature of lost rent.  The foregoing shall not in any way prejudice Lessor’s right to seek recovery of the Demised Premises.

ARTICLE 16

Quiet Enjoyment

Section 16.01.  Lessee, subject to any ground leases, deeds of trust and mortgages to which this Lease is subordinate upon paying the rent and other charges herein provided for and performing and complying with all covenants, agreements, terms and conditions of this Lease on its part to be performed or complied with, shall not be prevented by the Lessor from lawfully and quietly holding, occupying and enjoying the Demised Premises during the term of this Lease, except as specifically provided for by the terms hereof.

ARTICLE 17

Acceptance of Surrender

Section 17.01.  No surrender to Lessor of this Lease or of the Demised Premises or any part thereof or of any interest therein by Lessee shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Lessor.  No act on the part of any representative or agent of Lessor, and no act on the part of Lessor other than such a written agreement and acceptance by Lessor, shall constitute or be deemed an acceptance of any such surrender.

ARTICLE 18

Notices - Service of Process

Section 18.01.  All notices, demands, requests and other instruments which may or are required to be given by either party to the other under this Lease shall be in writing.  All notices, demands, requests and other instruments from Lessor to Lessee shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or if sent by prepaid FedEx or other similar overnight delivery service which provides a receipt, addressed to Lessee at the address set forth at the beginning of this Lease or at such other address or addresses as the Lessee from time to time may have designated by written notice to Lessor, or if left on the Demised Premises.  All notices, demands, requests and other instruments from Lessee to Lessor shall be deemed to have been properly given if (a) sent by United States certified mail, return receipt requested, postage prepaid, (b) if personally delivered by a process server or courier service providing receipt for delivery, or (c) if sent by prepaid FedEx or other similar overnight delivery service which provides a receipt for delivery, addressed to Lessor at c/o Davis Management Company, LLC, One Appleton Street, Boston, MA 02116 Attention: Jonathan G. Davis, with a copy to Davis Management Company, LLC, One Appleton Street, Boston, MA 02116, Attention: General Counsel, or at such other address as Lessor from time to time may have designated by written notice to Lessee.  Any notice shall be deemed to be effective upon receipt by, or attempted delivery to, the intended recipient.

ARTICLE 19

Separability of Provisions

Section 19.01.  If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or contrary to applicable law or unenforceable, the remainder of this Lease, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or contrary to applicable law or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Lease shall be legally valid and enforced to the fullest extent permitted by law.

ARTICLE 20

Miscellaneous

Section 20.01.  Entire Agreement; Modifications or Amendments.  This instrument including all Exhibits, contains the entire and only agreement between the parties, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect.  This Lease may not be modified or amended except by written agreement duly executed by the parties hereto.

Section 20.02.  Governing Law.  This Lease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Section 20.03.  Counterparts.  This Lease may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 20.04.  Successors and Assigns.  The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Lessor, its successors and assigns, and Lessee, and Lessee’s permitted successors and assigns, and no extension, modification or change in the terms of this Lease effected with any successor, assignee or transferee shall cancel or affect the obligations of the original Lessee hereunder unless agreed to in writing by Lessor.  The term “Lessor” as used herein and throughout the Lease shall mean only the owner or owners at the time in question of Lessor’s interest in this Lease.  Upon any transfer of such interest, from and after the date of such transfer, Lessor herein named (and in case of any subsequent transfers the then transferor), shall be relieved of all liability for the performance or observance of any agreements, conditions or obligations on the part of the Lessor contained in this Lease except for claims or defaults in connection with Lessor’s obligations and liabilities arising prior to such transfer or monies owed by Lessor to Lessee and which were not assigned to and repayment thereof assumed by such transferee, provided that if any monies are in the hands of Lessor or the then transferor at the time of such transfer, and in which Lessee has an interest, shall be delivered to the transferee, then Lessee shall look only to such transferee for the return thereof.

Section 20.05.  Independence of Covenants.  Lessor and Lessee’s covenants herein are independent and, without limiting the generality of the foregoing, Lessee acknowledges that its covenant to pay Base Rent and Additional Rent hereunder is independent of Lessor’s obligations hereunder, and that in the event that Lessee shall have a claim against Lessor, Lessee shall not have the right to deduct the amount allegedly owed to Lessee from any Base Rent or Additional Rent due hereunder, it being understood that Lessee’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Lessor.

Section 20.06.  No Recording.  In the event this Lease or a copy thereof shall be recorded by Lessee, then such recording shall constitute a default by Lessee under Article 14 hereof entitling Lessor to immediately terminate this Lease.

Section 20.07.  Effectiveness of Lease.  The submission of this Lease for review or comment shall not constitute an agreement between Lessor and Lessee until both have signed and delivered copies thereof.

Section 20.08.  Lessor’s Costs and Expenses.  Whenever Lessee is required to obtain Lessor’s approval hereunder, Lessee agrees to reimburse Lessor for all expenses incurred by Lessor, including reasonable attorneys’ fees, in order to review documentation or otherwise determine whether to give its consent in such an amount not to exceed $3,500. Where the phrase “attorneys’ fees,” “legal fees” or “legal expenses” or similar phrases are used, such phrase shall specifically include the fees and expenses of Lessor’s in-house legal staff.

Section 20.09.  Financial Statements.  Lessee shall furnish to Lessor on the execution of this Lease and within thirty (30) days after request therefor during the term of this Lease an accurate, up-to-date financial statement of Lessee showing Lessee’s financial condition for the twelve (12) month period ending the immediately preceding December 31 and for the year-to-date thereafter.  Such statements shall be audited, if available, and otherwise certified by Lessee’s Chief Financial Officer.

Section 20.10.  Not Tax Exempt or Foreign.  Lessee warrants and represents that is not a tax exempt or foreign entity and that it will not assign, sublet or otherwise permit such an entity to occupy the Demised Premises.

Section 20.11.  Parking.  For as long as Lessee maintains this Lease without default beyond applicable notice and grace periods, Lessee shall have the option to lease and will be entitled to the use of one and one-half (1.5) parking spaces at the Premises per each thousand (1,000) rentable square feet leased by Lessee hereunder on a non-exclusive basis for the parking of passenger motor vehicles throughout the term of this Lease (the “Leased Spaces”).  Lessee shall pay to Lessor as additional rent for the right to use such parking spaces an amount equal to $195 per month per space, subject to the following provisions, leased in accordance herewith, which payment shall be made monthly together with Base Rent.  Upon thirty (30) days prior written notice to Lessee, Lessor shall be entitled to increase (or decrease, as the case may be) the monthly parking charge, to reflect the then fair market rate for comparable parking spaces in Cambridge.  In addition, subject to availability and provided that Lessee maintains this Lease without default, Lessee shall have the option, upon written request to Lessor, to lease additional parking spaces at the same rate charged with respect to the spaces described above; provided, however, that any such additional spaces shall be leased by Lessee on a month-to-month basis which such lease shall be revocable at the end of such month in Lessor’s sole and absolute discretion.  Lessee agrees to use any spaces described herein only for its officers, employees, guests, invitees and clients, in connection with the operation of its business, in accordance with reasonable rules and regulations adopted from time to time by Lessor.

Section 20.12.  [Reserved].

Section 20.13.  Broker.  Lessor and Lessee each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Demised Premises except for representatives of Lessor or Lessor’s managing agent, and Collier Meredith & Grew (the “Brokers”) whose fees shall be the responsibility of Lessor pursuant to a separate agreement between Lessor and the Brokers.  Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any broker, person or firm other than the Brokers, with whom such party has dealt in connection with the execution and delivery of this Lease or out of negotiations between Lessor and Lessee with respect to the leasing of the space in the Premises.

Section 20.14.  Joint and Several.  The obligations of the Lessee hereunder shall be joint and several obligations of Lessee and any guarantors, if any, or successors.  The Lessor may proceed against any or all of Lessee, any guarantors, if any, and any and all of their heirs, legal representatives, successors and assigns in the event of a default hereunder.

Section 20.15.  Limitation of Liability.  None of the provisions of this Lease shall cause Lessor to be liable to Lessee, or anyone claiming through or on behalf of Lessee, for any special, indirect or consequential damages, including, without limitation, lost profits or revenues.  In no event shall any partner, officer, shareholder, trustee, beneficiary, director, employee, manager, member or similar party, including, without limitation, Lessor’s managing agent, be liable to Lessee, or anyone claiming by through or under Lessee for the performance of or by Lessor or Lessee under this Lease or any amendment, modification or agreement with respect to this Lease. Lessee agrees to look solely to Lessor’s interest in the Premises in connection with the enforcement of Lessor’s obligations in this Lease or for recovery of any judgment from Lessor, it being agreed that Lessor shall never be personally liable for any judgment, or incidental or consequential damages sustained by Lessee from whatever cause.

Section 20.16.  Emergency Action.  In the event of an emergency, as reasonably determined by Lessor, in order and to the extent necessary to protect life or property, Lessor, where it is not practical to notify Lessee, may take action and incur out-of-pocket cost to third parties for matters otherwise the obligation of Lessee and, to the extent Lessor incurs expense in so acting, which expense, but for such emergency would have been the expense of Lessee, then Lessee will, within fourteen (14) days after receipt of documentation of such expenses, reimburse Lessor for such expense.

Section 20.17.  Force Majeure.  In the event Lessor shall be delayed or hindered in or prevented from the performance of any act required under this Lease to be performed by Lessor, by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or regulations, riots, insurrection, war or other reason of a like nature not within the reasonable control (“Force Majeure”) of Lessor, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

Section 20.18.  Other Agreements.  Nothing contained in this Lease shall entitle Lessee to terminate this Lease as a result of any termination or failure of any condition of any other agreement between Lessee and any other party.

Section 20.19.  OFAC List.  Lessee represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Lessor is restricted from doing business with (“OFAC List”).  Notwithstanding anything to the contrary herein contained, Lessee shall not permit the Demised Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List.  Lessee shall provide documentary and other evidence of Lessee’s identity and ownership as may be reasonably requested by Lessor at any time to enable Lessor to verify Lessee’s identity or to comply with any legal requirement or applicable laws.

Lessee acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Lessor pursuant to Article 13, Lessee shall cause the Transferee, for the benefit of Lessor, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 20.19, and it shall be reasonable for Lessor to refuse to consent to a Transfer in the absence of such reaffirmation and compliance. Lessee agrees that breach of the representations and warranties set forth in this Section 20.19 shall at Lessor’s election be a default under this Lease for which there shall be no cure.  This Section 20.19 shall survive the termination or earlier expiration of the Lease.

Section 20.20.  Lessor Default.  Lessor shall in no event be in default in the performance of any of Lessor’s obligations under the terms of this Lease unless and until Lessor shall have failed to perform such obligation within forty-five (45) days after notice by Lessee to Lessor specifying the manner in which Lessor has failed to perform any such obligations (provided that if correction of any such matter reasonably requires longer than forty-five (45) days, Lessor shall be allowed such longer period as is reasonably necessary).

Section 20.21         Time of the Essence.  Time is of the essence for the performance of each term, condition and covenant of this Lease; provided, however, that any delay in enforcement of any of Lessor’s rights or remedies under this Lease shall in no way be construed as a waiver or limitation of the same.  The foregoing shall not operate, however, to reduce the time period allocated for the performance of any obligation or the curing of any default if a time period is specified in the Lease for the performance of such obligation.

Section 20.22.  Guaranty. None.

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Signatures pages to follow

It is intended that this instrument will take effect as a sealed instrument.

IN WITNESS WHEREOF, Lessor and Lessee have signed the same as of this 15th day of July, 2011.

LESSOR:	BROADWAY HAMPSHIRE ASSOCIATES LIMITED PARTNERSHIP

	By:	BROHAM CORP., its general partner

		By:	/s/ Jonathan G. Davis
Jonathan G. Davis
President

LESSEE:	RADIUS HEALTH, INC.

	By:	/s/ B.N. Harvey
		Name:	B.N. Harvey
		Title:	SVP and CFO, Secretary

EXHIBIT “A”

DEMISED PREMISES

EXHIBIT “B”

WORK LETTER

I - Installation of the Leasehold Improvements.  Lessee shall perform all work required to complete the Leasehold Improvements (defined below) in accordance with the terms and conditions of this Lease, as applicable, and with the requirements of all federal, state and local codes and ordinances and the rules, regulations and requirements of any governmental authority having jurisdiction over the Leasehold Improvements and the Property (the “Governmental Requirements”) and the Approved Plans (defined below; and together with the Governmental Requirements, the “Construction Requirements”).  Construction of the Leasehold Improvements shall be at Lessee’s sole cost and expense, subject to Lessor’s obligation to pay the Lessee the “Allowance” (defined below) upon Lessee’s compliance with the terms and conditions of this Lease, and the Leasehold Improvements constructed by Lessee shall be designed and constructed at a level that meets or exceeds the Construction Requirements.  As used herein, the term “Leasehold Improvements” shall mean all those alterations, additions, improvements and other work performed by or on behalf of Lessee in, on or about the Demised Premises pursuant to the Approved Plans.

II - Lessee Allowance.  Subject to the provisions hereof, Lessee shall receive from Lessor an allowance (the “Allowance”) of up to Eighty-Five Thousand Eighty  and no/100 Dollars ($85,080.00), which Allowance shall be used solely to contribute towards the payment of the following documented out-of-pocket costs: (i) costs incurred for architectural, engineering, space planning and consultant services in preparing the Approved Plans or in planning for and performing the Leasehold Improvements, as applicable (the “Soft Costs”), and (ii) the cost of the labor and materials to construct the Leasehold Improvements consistent with the Approved Plans, as applicable (the “Hard Costs”; and together with the Soft Costs, the “Work Cost”); provided, however, that Lessee shall only be entitled to apply an amount equal to no more than Nineteen Thousand Eight Hundred Fifty-Two and no/100 Dollars ($19,852.00) out of the total Allowance towards Soft Costs.  Lessee shall provide Lessor with information as reasonably requested by Lessor to substantiate the complete Work Cost following acceptance of construction bids for the Leasehold Improvements in accordance with the Approved Plans, if applicable.

III - Preparation of Lessee’s Plans.  Lessee’s architect (“Lessee’s Architect”), Lessee’s general contractor (“Lessee’s Contractor”) and Lessee’s contractors for the Leasehold Improvements shall be subject to Lessor’s prior written approval, which shall not be unreasonably withheld, delayed or conditioned.  Lessee shall submit the detailed architectural, mechanical, electrical and engineering plans, drawings and specifications for such work (to the extent applicable for the proposed improvements) (the “Lessee’s Plans”) to Lessor or Lessor’s consultant (“Lessor’s Consultant”) for approval.  The Lessee’s Plans shall comply with the Governmental Requirements.  The architectural plans shall be signed and sealed by Lessee’s Architect, which shall be licensed in the Commonwealth of Massachusetts; and electrical circuitry, heating or mechanical plans shall be signed and sealed by an engineer licensed in the Commonwealth of Massachusetts.

IV - Lessor’s Review of Lessee’s Plans.  Lessor shall review all of Lessee’s Plans within ten (10)days following their submission and shall notify Lessee of Lessor’s approval of disapproval within said time period.  Any disapproval shall state the reasons therefor and shall not be unreasonable.  In the event Lessor disapproves any such Lessee’s Plans, Lessee shall promptly resubmit the same and Lessor shall approve such Lessee’s Plans or disapprove them setting forth its reasons for such disapproval within five (5) days after its receipt of the resubmitted plans or specifications.  Lessee shall not proceed with the Leasehold Improvements until it obtains Lessor’s written approval and the required approvals of all applicable governmental authorities as to Lessee’s Plans (as so approved, the “Approved Plans”), which shall not be unreasonably withheld, delayed or conditioned.  Lessee shall construct the Leasehold

Improvements in accordance with the Approved Plans and any changes shall require resubmission of detailed plans and drawings describing such changes to Lessor and shall require Lessor’s prior approval.  Lessee agrees that any review or approval by Lessor of plans and/or specifications with respect to the Leasehold Improvements is solely for Lessor’s benefit, and without any representation or warranty whatsoever to Lessee with respect to the adequacy, correctness or efficiency thereof or their compliance with Governmental Requirements.

V - Permits.  Lessee, at its sole expense, shall obtain (and furnish true and complete copies to Lessor of) all necessary governmental permits and certificates for the commencement and prosecution of the Leasehold Improvements and for final approval thereof upon completion.  Lessee shall construct and complete the Leasehold Improvements in a good and workmanlike manner, using materials of first quality and shall comply with the Construction Requirements, all applicable requirements of insurance bodies and with the Approved Plans.  It shall be the responsibility of Lessee: (i) to submit, at its sole cost and expense, all Lessee’s Plans to any governmental authority requiring the same; and (ii) to secure and pay for all permits or governmental approvals necessary to construct the Leasehold Improvements and to use and occupy the Demised Premises.

VI — Warranty Issues.  With respect to any work by Lessee (including, but not limited to, the Leasehold Improvements) that will affect the roof or any Building component that is under warranty, if any, Lessor shall provide a copy of such warranty to Lessee and Lessee shall review the warranty requirements and use the contractor providing the warranty (or a contractor permitted by the terms of the warranty).  In connection with any such work, Lessee shall comply with all warranty requirements to prevent the warranty (or any portion of such coverage) from being diminished or invalidated.  Lessee shall not begin any such work until Lessee shall have complied with the foregoing requirements and Lessee shall coordinate any entry on the roof and any work which affects the roof or any such Building components, as applicable, in advance with Lessor’s property manager.

VII - No Liens.  Lessee shall pay all debts incurred and shall satisfy or bond all liens of contractors, subcontractors, mechanics, laborers, and materialmen in respect to construction, alteration and repair in and on the Demised Premises and Lessee hereby indemnifies Lessor against all costs and charges, including legal fees (including those incurred with respect to Lessor’s in-house legal counsel), resulting from any claims arising from Lessee’s failure to do so.  Lessee shall have no authority to create any liens for labor or material on or against Lessor’s interest in the Building, and all persons contracting with Lessee for work on or in the Demised Premises shall look to Lessee and Lessee’s interest only to secure payment of any bill or account for work done or material furnished.  If any mechanic’s, laborer’s, or materialmen’s lien shall at any time be filed against the Premises by reason of any act or omission of Lessee, Lessee shall promptly cause the same to be discharged by payment, deposit, bond or order of a court of competent jurisdiction.

VIII - Payment of Construction Allowance.  The Allowance shall be payable by Lessor to Lessee on a progress payment basis.  In connection with each request for payment, Lessee shall submit to Lessor a detailed requisition request reasonably satisfactory to Lessor (each, a “Requisition Request”).  Each disbursement to Lessee shall be made within thirty (30) days after Lessee has delivered to Lessor evidence of the completion of the Leasehold Improvements (or any portion thereof) pursuant to the Approved Plans and shall be in an amount equal to the substantiated amount of the expense paid or incurred by Lessee with respect to the Work Cost.  Lessor shall not be obligated to pay any portion of the Allowance to Lessee if Lessee is in default of any of its obligations under this Lease.  In no event shall Lessor be responsible for any sums in excess of the Allowance, and as a result, after Lessor has disbursed the full amount of the Allowance, Lessee shall be financially responsible for all remaining construction expenses for its Leasehold Improvements.  Each Requisition Request shall be accompanied by reasonably detailed invoices and billing statements evidencing the completion of the work that is the subject of such Requisition Request.  Lessee must submit all Requisition Requests on or before July 31, 2012, and Lessor shall have no obligation to pay any further monies with respect to the Leasehold Improvements after such date, excepting only any Requisitions submitted before such date.

IX - Lessee’s Systems.  Notwithstanding anything to the contrary in the foregoing, Lessee, at its sole expense, shall design, install, construct and maintain (a) Lessee’s data, telephone, audio-visual, internet and video systems within the Premises and the related wiring within the Building necessary for the operation thereof (“Lessee’s Communications Systems”), and (b) Lessee’s furniture and furniture systems (collectively, with Lessee’s Communications Systems, the “Lessee’s Systems”).  Lessee’s Systems shall not be included in the Leasehold Improvements. Lessor will permit Lessee and its agents, architects, engineers, space planners, contractors, subcontractors, suppliers and materialmen to have access to the Demised Premises and the Building (at the sole risk of such parties and without liability to Lessor) for such purposes subject to the terms and conditions of this Lease.  The design, plans and specifications for the wiring, cabling and equipment for Lessee’s Communication System, and its locations and connections from within the Demised Premises to the Building risers, conduits and systems shall be subject to Lessor’s prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Lessee shall provide Lessor with reasonable prior written notice of any construction work relating to Lessee’s Systems that involves any Building systems, and all such work shall be coordinated with Lessor and subject to Lessor supervision.

EXHIBIT “C”

CLEANING SPECIFICATIONS

OFFICE AREAS

A.                                    DAILY ON BUSINESS DAYS

1. Empty and clean all accessible waste receptacles and remove waste material from the Demised Premises: change waste basket liners as necessary.

2. Sweep and wash all uncarpeted areas.

3. Vacuum carpeting and rugs in all traffic and main areas. Check for, and vacuum all obvious debris under desks, behind barrels, etc.

4. Spot clean glass on lessee entrance doors and interior glass partitions.

5. Spot clean by damp wiping fingerprints, smears and smudges on walls, doors, frames, kick and push plates, handles, and light switches.

6. Clean spots and stains on rug and V.C.T.

7. Damp wipe all Formica counter tops, sinks, and table tops.

8. Wash clean all water fountains and adjacent floor area.

9. Wipe clean all brass, stainless steel and other bright work.

10. Remove all finger marks from private doors, light switches, and doorways.

11. Upon completion of cleaning all lights will be turned off, doors locked, and alarms engaged if applicable, leaving the Demised Premises in an orderly condition.

B.                                    TWICE WEEKLY

1. Thoroughly vacuum all carpeted areas including edges and corners.

2. Hand dust and wipe clean with treated clothes, all horizontal surfaces, including furniture, office equipment, window sills, door ledges, chair rails and counter tops, within normal reach.

3. Move and dust under all lightweight desk equipment and telephones and replace same.

4. Hand dust grill work.

C.                                    WEEKLY

1. Wash all glass at lessee entrance doors.

2. Wash all glass lessee entrance sidelights.

3. Dust all closet shelving, coat racks, etc.

4. Brush and hand dust all carpet edges and other areas inaccessible to vacuum attachments.

5. Brush seat cushions on chairs, sofas, etc.

6. Dust all ventilating and air conditioning louvers and grills.

D.                                    MONTHLY

1. Render high dusting not reached in nightly cleaning to include:

a) dusting of all pictures, frames, charts, graphs, and similar wall

b) dusting of all vertical surfaces, such as walls, partitions, doors and door frames, etc.

c) dusting of all pipes, ducts, and high moldings; and

d) dusting of all Venetian blinds. hangings;

2. Move and vacuum clean underneath all furniture that can reasonably be moved.

3. Spray buff all resilient floors.

LAVATORIES

A.                                    DAILY ON BUSINESS DAYS

1. Sweep wash and rinse all floors thoroughly, using a disinfectant.

2. Wash all basins, bowls, urinals, and shower stalls.

3. Empty and clean paper towel and sanitary disposal receptacles.  Replace liners back into receptacles.  All liners to be provided by Lessor.

4. Refill tissue holders, soap dispensers, towel dispensers and sanitary dispensers.  Materials are to be furnished by the Lessor.

5. A non-acidic sanitizing solution will be used in all lavatory cleaning.

6. Wash and polish all mirrors, powder shelves, brightwork, flushometers, piping and toilet seat hinges, etc.

7. Wash both sides of all toilet seats.

8. Dust all partitions, tile walls, dispensers, and receptacles.

9. Remove waste paper and refuse to designated areas on the Demised Premises.

B.                                    WEEKLY

1. Wash all partitions and walls.

2. Vacuum all air vents.

3. Wipe down all high light fixtures.

4. Flush floor drains with disinfectant.

5. Check and refill, if necessary, all automatic deodorizing equipment.

C.                                    MONTHLY

1. Machine scrub floors.

ELEVATORS

A.                                    DAILY ON BUSINESS DAYS

1. Clean interior walls, doors, and bright work, including ceiling.

2. Vacuum floors.

3. Clean door sills or tracks.

4. Clean exterior elevator doors, and frames.

LOBBIES, COMMON AREAS, AND FRONT CARPETED STAIRCASE

A.                                    DAILY ON BUSINESS DAYS

1.                                       Empty all waste baskets and change liners, empty cigarette urns, and ash trays.  Remove waste material from Demised Premises.

2.                                       Vacuum rugs mats and carpeted areas.

3.                                       Inspect carpet for spots and stains, removing where possible.

4.                                       Spot clean all interior glass in partitions and doors.

5.                                       Clean and sanitize drinking fountains.

6.                                       Damp mop tile lobby floor; after mopping thoroughly utilize a wet-vac to remove excess water and dirt.

7.                                       Clean entrance glass doors on lobby floor both sides.

8.                                       Hand dust and wipe clean with treated cloths all furniture, window sills, railings, and planters.

9.                                       Dust and wash all director boards.

10.                                 Spot clean by damp wiping fingerprints, smears, smudges on walls, doors and frames.

11.                                 Clean any and all metal work inside lobby.

12.                                 Clean any and all metal work surrounding building entrance doors.

13.                                 Sweep main stairwell and dust handrails.

B.                                    WEEKLY

1.                                       Dust all artwork.

2.                                       Dust air vents.

C.                                    MONTHLY

1.                                       Machine scrub brick or granite lobby floor.

2.                                       Dust above hand height all surfaces, including light fixtures with reach of a step ladder.

3.                                       Wash all boards.

4.                                       Dust all air grills and/or heating units and vacuum.

5.                                       Damp mop secondary staircase flooring.

6.                                       Dust fire extinguishers and hose cabinets.

7.                                       Spray buff resilient floors.

MISCELLANEOUS

A.                                    DAILY

1.                                       Change light bulbs as necessary. (Cost of light bulbs paid by Lessee)

2.                                       Report all maintenance deficiencies to building management i.e., inoperable light fixture, plumbing problems, roof  leaks, etc.

3.                                       Sweep, clean, wash, as necessary, exit staircases.

B.                                    WEEKLY

1.                                       Sweep, mop, or vacuum secondary stairs.

2.                                       Check supplies and order as necessary.

C.                                    MONTHLY

1.                                       Inspect and clean all utility closets.

2.                                       Shampoo elevator carpets, more frequently if necessary.

Should Lessee instruct a cleaner to do other than those duties specified herein, i.e. leave lights on, leave doors open, leave alarms off, don’t vacuum, etc., Lessee must report this to Lessor.

Lessor reserves the right to modify the cleaning schedule and make changes to the types of cleaning materials used without notice to Lessee.

SECRETARY’S CERTIFICATE

I, Brian N. Harvey, Secretary of Radius Health, Inc., a  Delaware corporation (the “Corporation”), hereby certifies that by unanimous consent of the Board of said Corporation, approval was given for the Corporation, as Lessee, to enter into a Lease with Broadway Hampshire Associates Limited Partnership, as Lessor, for a total of 5,672 square feet of rentable space in the building located at, known as and numbered 201 Broadway, Cambridge, Massachusetts, a copy of which Lease is attached hereto and made a part hereof.

I further certify that Brian Harvey, as SVP and CFO of the Corporation has authority to execute and deliver to the Lessor said Lease on behalf of the Corporation upon the above terms.

Witness my hand and seal of the Corporation this 15th day of July, 2011.

/s/ B.N. Harvey
Name: B.N. Harvey
Secretary